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                              EXHIBIT NUMBER 10.17
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                             QINGHAI LITHIUM LIMITED






                                    CONTRACT






                        QINGHAI INSTITUTE OF SALT LAKES,
                          CHINESE ACADEMY OF SCIENCES
                            PACIFIC LITHIUM LIMITED


                               30 September, 1998
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             JOINT VENTURE CONTRACT FOR QINGHAI LITHIUM LIMITED
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                          CHAPTER 1: GENERAL PROVISIONS

    In accordance with the "Law of the People's Republic of China on Chinese-Foreign Equity on Joint Ventures" and other relevant Chinese laws, decrees and regulations, Qinghai Institute of Salt Lakes, Chinese Academy of Sciences, and Pacific Lithium Limited of New Zealand, adhering to the principle of equality and mutual benefit and through friendly consultations, agree to establish a joint venture company Qinghai Lithium Ltd. Qinghai Lithium
Limited is to be established according to the following contract.

                 CHAPTER 2: PARTIES OF THE JOINT VENTURE COMPANY

ARTICLE 1

The Parties to this contract are as follows:

- Qinghai Institute of Salt Lakes, (hereinafter referred to as Party A), research unit established in accordance with the laws of People's Republic of China, registered in China, and its legal address is at 18 # Xining Road, Xining City, Qinghai Province, China. The postal code is 810008.

    LEGAL REPRESENTATIVE:    Peihua Ma
    POSITION:                Executive Deputy Director
    NATIONALITY:             The People's Republic of China
                             Tel: +86 971 6144306   Fax: +86 971 6146002

- Pacific Lithium Limited. (hereinafter referred to as Party B), a corporation established in accordance with the law of New Zealand, registered in New Zealand, and its legal address is at 5th Floor, 63 Albert St, Auckland, New Zealand.

    LEGAL REPRESENTATIVE:    R.T. Johannink
    POSITION:                Managing Director
    NATIONALITY:             New Zealand
                             Tel: +64 9 309 5221    Fax: +64 9 307 1749

             CHAPTER 3: ESTABLISHMENT OF JOINT VENTURE COMPANY

ARTICLE  2

    In accordance with the "Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures" and other relevant Chinese law, decrees and regulations, both parties agree to establish the joint venture limited liability company (hereinafter referred to as Qinghai Lithium Limited or QLL) in the People's Republic of China.

ARTICLE  3

    Upon registration with the appropriate agency, QLL shall be a legal entity within the People's Republic of China. All activities of the joint venture company shall be governed and protected by the laws, decrees, and pertinent rules and regulations of the People's Republic of China.
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ARTICLE  4

    QLL shall be a limited liability company, with the liability of each party limited to its contributed capital, which is stipulated in the contract or any revised version thereof. The profits, risks and losses of the joint venture company shall be shared by the parties in accordance with their respective share-holding.

          CHAPTER 4: THE PURPOSE, SCOPE AND SCALE OF THE BUSINESS

ARTICLE  5

    The objective of the parties is for QLL to fully implement the new technologies of Party A, for the development and utilization of the salt lakes resources, in conjunction with the advanced technologies owned by Party B in processing fine lithium salts and its experience in the world market, so as to exploit the resources of East Taijinaier Salt Lake located in Qinghai Province. The principal aim is to produce and sell lithium, potassium, borate, magnesium and other salts and all other commercially viable chemicals and to gain a significant share of the world market.

ARTICLE  6

    The business scope of the joint venture company is the production and marketing of:

        a.  lithium
        b.  potassium
        c.  borate
        d.  magnesium
        e.  other fine chemicals
        f.  assuming research and development of salt lake products

ARTICLE  7

    The site of the joint venture company's (QLL) production activities is located near East Taijinaier Salt Lake and will be established over three distinct phases. The scope of each phase is as follows:

PHASE I (BEGINNING 1998-BEGINNING 2000):

    i.  construct 100,000 m(2) of solar pond;

    ii. optimize their operation and

    iii. establish pilot plants for the production of technical grade lithium carbonate (99.5% - 50-100 tonnes) and boric acid (50-100 tonnes)

PHASE II (BEGINNING 2000 - END 2001):

    i.  construct 700,000 - 1,400,000m(2) of new solar ponds;

    ii. upscale Phase I plant operation to produce 1000-2000 tonnes of lithium carbonate (technical grade) and 1200-2400 tonnes of boric acid.

    iii. construct a facility to produce 20,000 tonnes of potassium sulphate;

    iv. produce lithium carbonate of a minimum of 99.9% quality, as well as lithium hexaflorophosphate, lithium metal and lithium bromide. Volumes to be specified at a later date.


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PHASE III (AFTER 2002 -):

    i. upscale Phase II operation to produce 10,000 - 15,000 tonnes of lithium carbonate (technical grade) and 12,000-14,000 tonnes of boric acid;

    ii. produce 100,000 - 200,000 tonnes of potassium sulphate;

    iii. produce lithium carbonate of a minimum of 99.9% quality; as well as lithium hexaflorophosphate, lithium metal and lithium bromide. Volumes to be specified at a later date.

      CHAPTER 5: TOTAL AMOUNT OF INVESTMENT AND THE REGISTERED CAPITAL

ARTICLE  8

    The total amount of investment of QLL for Phase I is 1.50 million USD.

ARTICLE  9

The registered capital of the joint venture company is 1.50 million USD, of which Party A shall pay 0.75 million USD, accounting for 50% shareholding. The payment of Party A includes USD in cash, USD of production equipment and USD of intellectual property. Party B shall pay 0.75 million USD, accounting for 50% shareholding, which includes USD in cash and USD of intellectual property. The value of intangible assets shall be determined in accordance with Article 10.

    Where Renminbi are used, the exchange price to be applied shall be the medium price indicated by State Administration of Foreign Exchange Control of China on the due date of payment. Accordingly changes of foreign exchange rate, both parties shall increase or decrease the contributed equipment to maintain the proportion of the contributed capital. All the assets contributed by both parties are to be evaluated by the Qinghai Administrative Bureau of State Owned Property and banks at provincial level to verify the amount and date of payment.

ARTICLE  10

   Party A shall contribute its assets and first payment to the joint venture company as per a Cashflow and Investment Schedule that is to be determined during September 1998. Party B shall contribute its assets and first payment to the joint venture company as per a Cashflow and Investment Schedule that is to be determined during September 1998. The date of payments shall conform to the date of the money order received by the Bank of China.

A Cash flow and Investment Schedule for the joint venture company shall be determined at the time of signing this joint venture contract (Appendix 1) and shall dictate the deposit of funds by Party A and Party B to the Joint Venture Company. The Schedule shall also outline the value of both parties production equipment and intellectual property which may form part of QLL. Should either party fail to meet its obligations to the Cashflow and Investment Schedule, that Party shall give up its share-holding in the registered capital of the joint venture company.

ARTICLE  11

    Both parties shall re-invest to the joint venture company in proportion to their share-


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holding at Phase II and Phase III with the expansion in production scale and development. At Phase II, other Chinese or foreign companies may be invited to take up to 50% of the company.

ARTICLE  12

    Upon payment of investment in either cash or the materials stipulated in
Article 9, an accountant registered in China will be invited by QLL to verify the payments and provide a verification report to QLL. On receiving the report, QLL shall issue a Share Certificate to each party which shall include the date and amount of their respective share-holding.

ARTICLE  13

    During the term of the joint venture company, no party shall be allowed to reduce the capital which has been contributed to the joint venture company. Should any party of the joint venture company intend to assign all or part of its contributed investment to a third party, consent shall be obtained from the other parties as well as the examining and approving authority.

ARTICLE  14

    During the term of the joint venture company, no party shall be allowed to mortgage any part of the investment to a third party without unanimous approval of the board of directors.

              CHAPTER 6: RESPONSIBILITIES OF EACH PARTY TO QLL

ARTICLE  15

Party A shall be responsible for the following matters:

1) Applications for approval, registration, business license and other matters, relating to the establishment of the joint venture company, from relevant departments in China;

2) The construction of large-scale solar ponds, design and construction of the workshops and production facilities at East Taijinaier Salt Lake;

3) Assisting the joint venture company in purchasing or leasing equipment, materials, raw materials, items for office use, means of transportation and communication facilities;

4)  Assisting the joint venture company in recruiting Chinese employees;

5) Assisting foreign employees with applications for entry visas, work licenses and processing their traveling requirements;

6) Responsible for handling any other matters entrusted by the joint venture company.

Party B shall be responsible for the following matters:

1) Assisting the joint venture company in purchasing machinery, equipment and materials outside China;

2) Assisting the joint venture company in the development of its products for the world market and their marketing;

3)  Assisting the joint venture company in recruiting foreign employees;

4) Ensuring the integration of advanced processing technologies into the facilities of the QLL for the production of the lithium carbonate


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5)  Responsible for any other matters entrusted by the joint venture company.

ARTICLE  16

    During the term of the joint venture company and 10 years after, both parties shall keep confidential all commercial and technical information and technologies, either independently developed or purchased by the JV. No party shall disclose any information or data relating techniques to a third party without the consent of the original party.

Party A shall have the right of first refusal to repurchase intellectual property sold by it to QLL, pursuant to Article 9, and Party B shall have the right of first refusal to repurchase all intellectual property sold by it to QLL, pursuant to Article 9, and Party B shall have the right of first refusal to repurchase all intellectual property. The rights of first refusal shall be exerciseable if the joint venture is terminated for any reason.

ARTICLE  17

   Both parties acknowledge the individual ownership of any patents, proprietary processes, copyright, licenses, trade secrets, intellectual property, customer or market information and it shall not infringe, copy, use or dispute the ownership of the same.

ARTICLE  18

    Both parties shall exchange any such information as is necessary for the other to develop the processes set out above or specific markets within and outside of the People's Republic of China.

              CHAPTER 7: THE TERM OF THE JOINT VENTURE COMPANY

ARTICLE  19

    The term of the joint venture company will be 30 years, and the date of the business license is the date of the establishment of the joint venture company. An extension of the term for up to 5 years can be applied if both parties agree and the board of directors approves unanimously 6 months before the expiration of the term.

                       CHAPTER 8: SELLING OF THE PRODUCTS

ARTICLE  20

    In order to ensure the success of the joint venture company, the joint venture company shall give the top priority to exporting and earning foreign currency. The products may be exported directly or through agents designated by the joint venture company. Party B has the first right to act as a sales agent for QLL.

                        CHAPTER 9: THE BOARD OF DIRECTORS

ARTICLE  21

    QLL shall establish a Board of Directors. The board of directors shall consist of 6 directors, of whom 3 directors shall be appointed by Party A, and 3 by Party B. The date of registration of the joint venture company shall be the date of the establishment of the Board of Directors of QLL.


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ARTICLE  22

    The Board of Directors shall have a chairman and a vice-chairman to be appointed by the Board of Directors respectively. The first term of office for the chairman, vice-chairman and directors is 2 years, and thereafter, 1 year. The term of office for the chairman, vice-chairman and directors may be renewed if agreed to unanimously by the appointors of the Directors. In case of a vacancy of any Director, the original appointor of that director, shall appoint a replacement.

ARTICLE  23

    The highest authority within QLL shall be its Board of Directors whom shall determine or decide all major issues relating to the company's activities. As for the following issues, unanimous approval amongst the directors shall be required for the following issues;

i. amendment of the association of the joint venture company; termination and dissolution of the joint venture company; merger, affiliation and consolidation of the joint venture company with another company (either foreign or domestic);

ii. increase or assignment of the registered capital of QLL; establishment of branches or subsidiaries;

iii. determination of annual management strategy; approval of medium and long period development;

iv. ratification of financial budgets, reports and accounting statements; and determination of the method of annual profit sharing;

v. nomination, employment and/or dismissal of the general manager and deputy general managers.

    APPROVAL BY MAJORITY OF DIRECTORS SHALL BE REQUIRED FOR THE FOLLOWING
MATTERS:

i. the amount of expenditure funds to be raised annually for the joint venture company;

ii. amending and defining the legal structure of the joint venture company;

iii. drawing up the rules on remuneration and health and safety of employees in accordance with the relevant regulations of the People's Republic of China;

iv. nomination and dismissal of senior administrative personnel who shall be recommended by general manager and approved by the board of directors in addition to determining their salary and welfare;

v. inspection and ratification of annual operation report submitted by the general manager;

vi. determination of funding for contingencies, expansion funds and bonuses from net profit of the joint venture company for employees;

vii. appointment and removal of sales agents for QLL.

ARTICLE  24

    The chairman of the board is the principal legal representative of the joint venture company. Should the chairman be unable to exercise his/her responsibilities for some reasons, s/he shall authorize the vice-chairman or any other directors (when the vice-chairman is absent) to represent the joint venture company.


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ARTICLE  25

    The Board of Directors shall meet at least once every year. The meeting shall be convened and presided over by the chairman of the board. The chairman may convene an interim meeting based on a proposal made by 4 or more directors. The meeting shall be held at the location of the joint venture company, or an appropriate location as determined from time to time. Other methods such as teleconference, and fax can be adopted. The quorum of the meeting is 5 directors. The minutes of the meeting is invalid when the quorum is less than 5 directors. Minutes of the meetings shall be placed on file. The minutes shall be written in English and Chinese and shall be signed by every director attending the meeting.

                   CHAPTER 10: BUSINESS MANAGEMENT OFFICE

ARTICLE  26

   QLL shall establish a business management office which shall be responsible for its daily management. The management office shall have one general manager and two deputy general managers, whose term of office shall be two years. The vice-chairman and other members of the board can be the general manager and deputy general manager at the same time if they are appointed by the Board.

ARTICLE  27

    The responsibility and function of the general manager is to implement the decisions of the board and organize and conduct daily management of the joint venture company. Within the limits authorized by the board of directors, the general manager shall represent the joint venture company in order to exercise his responsibilities. The deputy general managers shall assist the general manager in his work.

ARTICLE  28

    Within the power authorized by the board of directors, the management office has the right to determine the following matters:

i. Planning of quarterly and annual production, budget, sales and other matters relating to the company's day-to-day operation;

ii. Signing, amending and canceling any contracts for sales and purchases; signing the contracts of loan or credit for the joint venture;

iii. Developing and implementing all administrative rules and regulations;

iv. Management of all staff according to relevant employment regulations.

                          CHAPTER 11: LABOR MANAGEMENT

ARTICLE  29

    Labor contract covering the recruitment, dismissal, salaries, labor insurance, welfare, rewards, penalty and other matters concerning the staff and workers of the joint venture company shall be drawn up by the general manager and approved by the board of directors in accordance with the "regulations of the People's Republic of China on Labor Management in Chinese-Foreign Equity Joint Ventures and their Implementation".


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ARTICLE  30

    The labor contracts shall be drawn up between the joint venture company and individual employees. QLL has the autonomy to recruit and dismiss employees directly subject to Article 23.

                      CHAPTER 12: TAXES, FINANCE AND AUDIT

ARTICLE  31

    The joint venture company shall pay taxes in accordance with Chinese law and other relevant regulations. Employees of QLL shall pay individual income tax according to the "Individual Income Tax Law of the People's Republic of China."

ARTICLE  32

    The finance and accounting of the joint venture shall be in accordance with the "Accounting Regulations on Finance and Accounting of the People's Republic of China for Chinese-Foreign Equity Joint Venture" issued by the Ministry of Finance of China and any other relevant Chinese laws or regulation.

ARTICLE  33

    The fiscal year of the joint venture company shall begin from January 1 and end on December 31 (a calendar year). All vouchers, receipts, accounting statements and reports, account books shall be written in Chinese, and Renminbi shall be the accounting unit. A monthly report summarizing the above shall be prepared in English and provided to Party B. For the foreign currency accounts, actual and projected revenue and expenditure indicated by cash, bank deposit, assets and liabilities, detailed minutes and reports shall be required in both English and Chinese.

ARTICLE  34

    The business management office shall prepare a quarterly accounting statement and prepare all fiscal accounting statements and reports at the end of each calendar year. The annual fiscal accounting statement shall be written in Chinese and English and submitted to the board of directors for approval.

ARTICLE  35

    Internal financial audited accounts shall be carried out each quarter by the venture company. External financial auditing shall be conducted by a registered auditor in China. Party B may engage a registered auditor outside of China to undertake a financial audit. All the expenses associated with an external audit shall be borne by Party B.

ARTICLE  36

    The profits shall be distributed to the respective parties once a year. The proposal for the distribution and amount of profit of each party shall be published within the first three months of the following fiscal year. Profit shall not be distributed before the losses of the previous financial year have been recovered. Remaining profits from previous year may be distributed together with those of the current financial year.


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ARTICLE  37

    After payment of taxes, the net profit shall be distributed in USD, in accordance with the parties' respective share-holding in QLL. The Products of the joint venture company may be distributed as profit.


                      CHAPTER 13: FOREIGN EXCHANGE CONTROL

ARTICLE  38

    All matters concerning foreign exchange for QLL shall be handled according to the Interim Regulations on Foreign Exchange control of the People's Republic of China.

ARTICLE  39

    All foreign currency (USD) income generated by QLL must be deposited in Bank of China. All payments by QLL in foreign currency are to be effected from its USD account. The Foreign Exchange Account of QLL must guarantee the following:

i. importation of required machinery, transportation vehicles, equipment capital and operating expenses and materials;

ii. salaries of the foreign administrative personnel and overseas traveling cost of QLL employees;

iii. repayment of foreign exchange loans and associated interests of the joint venture company;

ARTICLE  40

    The joint venture company shall give priority to repatriation of profits of Party B with foreign exchange income earned from export sales.

                  CHAPTER 14: TERMINATION AND LIQUIDATION

ARTICLE  41

    If unanimously approved by the board of directors, the joint venture company can be terminated before the date of expiration. The termination shall be decided by the board 90 days prior to the termination and submitted to the relevant Government authority for approval.

ARTICLE  42

    Each party has the right to terminate the joint venture company in one of the following situations:

i.  expiration of duration of the joint venture company;

ii. inability to continue operations due to heavy losses;

iii. inability to continue operations due to the fact that one of the contracting parties fails to fulfill the obligations prescribed by the contract and its articles;

iv. inability to continue operations due to force majeure.

ARTICLE  43

    Upon receiving approval of the joint venture company's termination, the joint venture


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company shall liquidate its assets immediately. Subject to the rights of refusal in Article 16, the board of directors shall establish procedures and principles governing the liquidation and nominate candidates for the committee overseeing the liquidation process. It shall report to the Government department in charge of the joint venture company for supervision of its liquidation. The liquidation committee shall be responsible for all activity relating to the company liquidation.

ARTICLE  44

    After liquidation, the liquidation committee shall submit a report to the relevant Government authorities and implement procedures for canceling QLL's registration. Two sets of account books and documents shall be made available to Party A and B.

             CHAPTER 15: LIABILITIES FOR BREACH OF THE CONTRACT

ARTICLE  45

    Should all or part of the contract and its appendices be unable to be fulfilled, owing to the lack of performance by one party, the breaching party shall bear the costs incurred to that date. Should both parties bear equal responsibility of the failure of QLL, the costs incurred to that date shall be borne equally.

                            CHAPTER 16: FORCE MAJEURE

ARTICLE  46

    Should any of the parties to the contract be prevented from executing contract by force majeure, such as earthquake, typhoon, flood, fire, war or other unforeseen events, and their occurrence and consequences are unavoidable, the said party shall immediately notify the other party by cable or fax and within 15 days thereafter provide the detailed information of the event. Documentation or evidence issued by a relevant public notary organization for detailing the reasons for the parties' inability to execute all or part of the contract, or the necessity to delay the execution of the contract. Both parties shall consult with each other to determine the effect of the non performance of QLL.

                           CHAPTER 17: APPLICABLE LAW

ARTICLE  47

    The formation of this contract, its interpretation, execution and settlement of any disputes shall be governed by the relevant law of the People's Republic of China.

                       CHAPTER 18: SETTLEMENT OF DISPUTES

ARTICLE  48

    Any disputes arising from execution of, or in connection with the contract, shall be settled through consultations between both parties. In case a settlement can not be reached through consultation, the disputes shall be submitted to the China International Economic and Trade Arbitration Commission under China International Trade promotion in accordance with its rules. The arbitration award is final and binding upon both parties.

ARTICLE  49

    During the arbitration, the joint venture contract shall be executed continuously by


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both parties except for matters in disputes.

                              CHAPTER 19: LANGUAGE

ARTICLE  50

    The contract shall be prepared in ten original copies in Chinese and English respectively. Both language versions are to be identical. In the event of any discrepancy between the two above-mentioned versions, the Chinese version shall take precendence.

        CHAPTER 20: EFFECTIVENESS OF THE CONTRACT AND MISCELLANEOUS

ARTICLE  51

    The contract and its appendices shall come into force on the date of approval by Department of Foreign Economic Trade Co-operation of Qinghai Province, the People's Republic of China.

ARTICLE  52

    The appendixes are to be read as part of the joint venture contract;

i.   Cashflow and Investment Schedule

ii.  Articles of Association for Qinghai Lithium Limited

ARTICLE  53

    The contract is signed in Xining City, Qinghai Province, of the People's Republic of China, by authorized representatives of both parties:

EXECUTED AS A DEED

DATED                                 SEPTEMBER  1998


Signed for and on behalf of
QINGHAI INSTITUTE OF SALT LAKES

By:                Peihua Ma


                    /s/ Peihua Ma
Title:              Executive Director


Signed for and on behalf of
PACIFIC LITHIUM LIMITED

By :       Phillip RJ Borghuis              Mennolt H Regtien

           /s/ Phillip R J Borghuis         /s/ Mennolt H Regtien

Title :    Chief Executive Officer          General Manager-Business Development



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                  APPENDIX I: CASHFLOW AND INVESTMENT SCHEDULE
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The cashflow schedule will set out the expenditure over each quarter until the completion of Phase I of the JV project. A preliminary version of this was set out in the Memorandum and Co-operation Agreement between QSIL and PLL signed in April 1998.

Investment by QISL and PLL shall be made in accordance with the scheduled expenditure.

--------------------------------------------------------------------------------
Date      Item (Capital/Working)         Expenditure      Party A   Party B
--------------------------------------------------------------------------------
Q3,1998   Geological Survey, Solar pond      150,000        150,000
           design and construction
--------------------------------------------------------------------------------
          Solar pond and brine-collecting
          Facilities construction,           500,000        200,000      300,000
Q4 1998   Purchase of solar pond
          And experiment equipment,
           Public facilities and setup of
           Qinghai Lithium Limited.
--------------------------------------------------------------------------------
          Operation of solar pond,           400,000        200,000      200,000
Q1 1999   Construction of boron and
          lithium workshop and living
          and public facilities
--------------------------------------------------------------------------------
          Operation of solar pond,           300,000        150,000      150,000
Q2 1999   Construction of boron and
          Lithium workshop
--------------------------------------------------------------------------------
Q3 1999   Operation of solar pond
          And workshop                       150,000         50,000      100,000
--------------------------------------------------------------------------------
TOTAL INVESTMENT                        US$1,500,000        750,000      750,000
--------------------------------------------------------------------------------


Marks: The investment includes cash, fixed assets such as production equipment and intellectual property, whose value shall be evaluated and determined by relative authorities.

Dated: 30 September, 1998

Signed for and on behalf of

QINGHAI INSTITUTE OF SALT LAKES

BY:    Peihua Ma

       /s/ Peihua Ma

Title: Executive Director of QISL

Signed for and on behalf of
PACIFIC LITHIUM LIMITED

By:    Phillip RJ Borghuis         Mennolt H Regtien
       /s/ Phillip RJ Borghuis     /s/ Mennolt H Regtien

Title: Chief Executive Officer     General Manager-Business Development